12401 South 450 East	Avenida 16 de Julio No. 1525
Building D-1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 2330033 Oficina
(801) 619-1747 Fax	(591-2) 2332552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT:        Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Breaks All Monthly Processing and
Gold Production Records in August

Company Developing Techniques for Targeting High-Grade Paystreaks

        SALT LAKE CITY, UTAH—(BUSINESS WIRE) — September 12, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that it established new records for ore processing and gold production at its Cangalli mine during the month of August.

        Golden Eagle’s Bolivian operation mined 107,500 tons of material during 28 days of mining, averaging 3,839 tons per day. Open pit mining began in a new area at the mouth of the El Capitan canyon. Through the use of in-pit testing in its open pit, the operation excluded colluvial and alluvial overburden that anciently had either sloughed in, or had been washed in, onto the ore from the adjacent canyon. That 26,500 tons of overburden stripped from the new open pit, which left the higher-grade ore exposed, was directly deposited to waste. A total of 81,000 tons of ore were presented to the plant for processing from open pit and underground operations during the month.

        The Cangalli operation recovered 25,891 grams, or 832 troy ounces, of gold in its processing plant during the month. The average grade was .640 grams per cubic meter, or .320 grams per ton, of ore processed.

        Tons of ore processed exceeded the previous highest monthly average from the Fourth Quarter of 2002 by 262 percent, while the number of troy ounces of gold recovered exceeded the previous high monthly average, also from the Fourth Quarter of 2002, by 177 percent.

        “We saw our ore grades dropping off from record highs during the month in our new open pit until our in-pit testing program began to indicate that we were presenting extremely low-grade overburden to our processing plant,” stated Terry C. Turner, Golden Eagle’s CEO. “During this past year of operation we have gathered an incredible amount of information regarding both our open pit and underground mine ore. We intend to use what we have learned to more precisely target high-grade paystreaks through the implementation of an approach we are calling ‘Targeted Planar Subsidence’ or ‘TPS’. These paystreaks have proven to be much richer in gold content than the surrounding material.”

        Since the formal paystreaks have characteristics similar to coal seams or mantles, the Company’s technical team began examining techniques for bulk production used in coal mining known as “long walling.” Executives, including Dr. Ronald Atwood, VP for Development; Giovanni Viscarra, Cangalli Mine Superintendent; and Terry Turner, CEO, visited consultants at Penn State University at the end of July 2003. Those executives and consultants also visited a local Pennsylvania coal mine in which long walling was being employed to mine 9 million tons of coal per year. While the traditional long walling technique is not directly applicable to mining in Golden Eagle’s conglomerate ore, during this visit Company executives studied the adaptability of certain concepts to mining the Cangalli high-grade paystreaks in high volumes, while continuing block caving in other areas of the mine, as well as open pit operations.

        “By targeting high-grade paystreaks that are usually 2 to 3 meters thick and processing a horizontal plane of ore, rather than taking the entire vertical sections that conal subsidence block caving currently does, we expect to eliminate a great deal of dilution from lower grade ore. We estimate that we will be able to recover the same amount of gold as we would from our projected 11,000 tpd future expansion with less ore processed, which translates into much lower costs per ounce and increased potential capacity,” stated Terry C. Turner, the Company’s CEO.

        Long walling employs a set of shields, or hydraulically raised plates, to create a ceiling in the work area. Once an area has been mined out, the shields creating the artificial ceiling are lowered and advanced to create the ceiling for the next area to be mined. The area behind the shields is allowed to cave in, or subside. By avoiding the need to maintain the mine area open that has already been worked out, Golden Eagle anticipates that the costs of operation and other operating concerns should be significantly decreased.

        “Targeted Planar Subsidence (‘TPS’), increased ore quality control in the open pit, and other ideas that we are developing as we learn more about mining and processing our Cangalli ore, should help us improve our gold grade per ton and make our operation more efficient and cost-effective,” stated Dr. Ronald Atwood, VP for Development.

        Golden Eagle estimates that its pilot program for Targeted Planar Subsidence will cost approximately $250,000, which it intends to partially fund over the next two months from operations at Cangalli, Bolivia, and other financing alternatives that the Company is considering. Development costs of $25,000 have already been funded through current operations.

        Eagle E-mail Alerts: Over 2,300 investors have signed up to receive Eagle E-mail Alerts recently. If you are interested in receiving these alerts, please e-mail the Company at: eaglealert@earthlink.net.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration on 127,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com

Forward-Looking Statements and Disclosure of Risk

        The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” “anticipates,” “targets,” and other terms denoting future possibilities, are forward-looking statements in accordance with the U.S. Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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